                                                                  EXHIBIT "10.3"

                              EMPLOYMENT AGREEMENT
                             (Amended and Restated)

 THIS EMPLOYMENT AGREEMENT (this "Agreement"), shall be effective the 15th day of April, 1994, by and between Laboratory Specialists of America, Inc. (the "Company"), an Oklahoma corporation, and John Simonelli, an individual ("Simonelli").

 WHEREAS, the parties hereto entered into this Employment Agreement on April 15, 1994, which was amended and restated on September 9, 1994;

 WHEREAS, the parties have determined that it is in the best interest of the Company that this Agreement be further amended to extend the term of this Agreement and increase the annual compensation of Simonelli, effective as of April 15, 1996;

 NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutuality thereof, the parties hereto agree as follows:

 1. Term of Employment. The Company hereby agrees to employ Simonelli, and Simonelli hereby agrees to serve the Company, during the period beginning on the date hereof and ending on April 15, 2000, or on such earlier date as provided in Sections 4 and 5 hereof.

 2. Duties. Substantially all of the duties and responsibilities of Simonelli, subject to such travel as the duties of Simonelli hereunder may reasonably require, shall be performed by Simonelli at and from the corporate offices of the Company in Oklahoma City, Oklahoma.

  2.1 During the term of employment hereunder, Simonelli shall devote such time, attention, skill, energy and best efforts to the duties assigned to him from time to time by management and/or the Board of Directors of the Company, and shall, but without obligation hereunder, serve the Company in the executive officer positions to which he may be elected or appointed by the Board of Directors of the Company, subject to acceptance by Simonelli of such executive officer position or positions. Notwithstanding the foregoing, Simonelli shall be required to devote not less than 50 percent of his full business time, attention, skill, energy and efforts to the performance of his duties hereunder; provided, however, that Simonelli may engage in any other employment or pursuit of other endeavors which does not conflict with his ability to perform his duties to the business interests of the Company, provided that such other employment or pursuit of other endeavors does not violate the duty of loyalty and care which Simonelli has to the Company by reason of this Agreement or in his capacity as an executive officer of the Company.

  2.2 As an employee of the Company, Simonelli shall be subject to the overall supervision and instructions of management of the Company and, if applicable, that are associated with the executive officer position or positions held by Simonelli which shall be subject to the overall supervision and instructions of the Board of Directors to the Company.

 3. Compensation and Other Benefits. During the term of this Agreement, the Company shall pay or provide to Simonelli and Simonelli shall be entitled to receive or have maintained for his benefit, the following:

  3.1 Effective April 15, 1996, the Company shall compensate Simonelli for the services to be rendered by him hereunder at the rate of one hundred twelve thousand five hundred dollars ($112,500) per year, payable in equal semi-monthly installments on the first and fifteen day of each month, commencing on May 1, 1996.

  3.2 From time to time the Company may pay cash bonuses (but not in excess of 10 percent of the net income of the Company during the applicable fiscal year of the Company determined in accordance with generally accepted accounting principles) or grant stock options to its executive officers as determined by the Board of Directors (or the Compensation Committee established by the Board of Directors). To the extent that bonuses or stock options are paid or granted by the Board of Directors to its executive officers, Simonelli shall be deemed to be a member of the bonus group or group to which stock options are granted, and his bonus or stock option grants shall be determined in the same manner as are the bonuses or stock option grants of other executives in the group.

  3.3 Simonelli is hereby authorized to incur reasonable expenses for the promotion of the Company's business, including entertainment, travel and similar expenses, and he shall be reimbursed therefore by the Company upon his presentation of itemized accounts of such expenditures.

  3.4 The Company shall provide to Simonelli health and disability insurance benefits comparable to those provided to the executive officers of the Company either as a group or individually.

  3.5 Simonelli shall be entitled to reasonable periods of vacation with pay in each year, and reasonable periods of sick leave with pay commensurate with his position, in accordance with Company policy as established by the Board of Directors.

  3.6 The Company shall provide to Simonelli and maintain insurance, at the Company's cost and expense, covering the life of Simonelli in the face amount of five hundred thousand dollars ($500,000), the proceeds of which shall be payable to such beneficiary that Simonelli shall designate or in the event of failure to designate a named beneficiary shall be payable to the estate of Simonelli.

  3.7 The Company shall pay to Simonelli an automobile allowance of five hundred dollars ($500) per month, payable on the fifteen day of each month while employed pursuant to this Agreement, and shall provide at the sole cost and expense of the Company a mobile phone to assist Simonelli in the performance of his duties and responsibilities as an employee and, if applicable, executive officer of the Company.

 4.  Disability or Death.

  4.1 In the event the Board of Directors of the Company determines in good faith that Simonelli is unable, because of physical or mental illness or disability, to render services of the character contemplated hereby and that such disability reasonably may be expected to be permanent or to continue for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of eighteen (18) consecutive months), in such event the Board of Directors of the Company may elect to terminate the employment of Simonelli hereunder upon written notice by the Company to Simonelli effective on the next first or fifteenth day of the month following the date of such notice. At any time and upon reasonable request therefor by the Company, Simonelli shall submit to medical examination by a physician designated by the Company in Oklahoma City, Oklahoma, for the purpose of determining the existence, nature and extent of any such disability. In the event the Board of Directors elects to terminate the employment of Simonelli pursuant to this Section 4.1, Simonelli shall be entitled to receive any amount of compensation determined pursuant to Section
3.1 up to the date of the termination of the employment of Simonelli payable on the dates established pursuant to Section 3.1.

  4.2 In the event Simonelli shall die during the term of this Agreement, this Agreement shall terminate effective on the next first or fifteenth day of the month following the date of death, and the Company shall pay to the spouse of Simonelli, or if unmarried at the time of his death, to the estate of Simonelli, the compensation payable to Simonelli pursuant to Section 3.1 for a period of three (3) months following the effective date of termination of this Agreement pursuant to this Section 4.2, payable on the dates provided for such compensation payment thereunder.

  4.3 In the event of termination of this Agreement pursuant to Section 4.1 and/or Section 4.2 of this Agreement, Simonelli (or his spouse or if unmarried on the date of his death his estate) shall be entitled to receive accrued and unpaid expense reimbursements, automobile allowance and any unpaid bonus amounts awarded to Simonelli prior to such termination and stock option grants awarded to Simonelli prior to such termination exercisable in accordance with the terms of such stock option grants.

 5. Termination for Cause. In the event the Board of Directors of the Company determines in good faith that Simonelli is guilty of gross negligence or fraud materially injurious to the Company, the Company may terminate this Agreement, and all obligations hereunder shall thereupon terminate.

 6. Non-Competition. During the term of this Agreement, or, if longer, the period of employment of Simonelli by the Company, Simonelli will not engage in competition with the Company, either directly or indirectly, in any manner or capacity as an employee or executive officer of a competitor company in any phase of the business carried on by the Company at any time.

 7. Confidentiality. During the term of this Agreement, or, if longer, the period of employment of Simonelli by the Company, and for a period of three (3) years thereafter, Simonelli will not divulge to anyone, other than the Company or persons designated by the Company in writing, any confidential material information directly or indirectly useful in any aspect of the business of the Company or any of its subsidiaries, as conducted from time to time, as to which Simonelli is now, or at any time during employment shall become, informed and which is not then generally known to the public or recognized as standard practice.

 8. Certain Provisions to Survive Termination; Etc. Notwithstanding any termination of his employment under this Agreement, Simonelli, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 6 and 7, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

 9. Non-Assignability. Neither party hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

 10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Oklahoma City, Oklahoma unless otherwise agreed by the parties hereto. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 10 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Simonelli of any of his covenants contained in Sections 6 and 7 hereof.

 11. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given forty-eight (48) hours after depositing in the United States mail, certified mail, postage prepaid, addressed to the party to receive such notice at the address set forth hereinbelow or such other address as either party may give to the other in writing pursuant to written notice pursuant to this Section:

  If to Simonelli:     Mr. John Simonelli
                       1101-A Sovereign Row
                       Oklahoma City, Oklahoma 73108

  If to the Company:   Laboratory Specialists of America, Inc.
                       1101-A Sovereign Row
                       Oklahoma City, Oklahoma 73108
                       Attention: Larry E. Howell

 12. General. The terms and provisions herein contained (i) constitute the entire Agreement between the Company and Simonelli with respect to the subject matter hereof, (ii) may be amended or modified only by a written instrument executed by the parties hereto, and (iii) shall be construed and enforced in accordance with the laws in effect in the State of Oklahoma without regard to its conflicts of law provisions. Failure by a party hereto to require performance of any provision of this Agreement shall not affect, impair or waive such party's right to require full performance at any time thereafter.

 It is acknowledged that the furniture, equipment and artwork in the corporate offices of the Company in Oklahoma City, Oklahoma are the property of Larry E. Howell and Simonelli.

 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as amended and restated, on the 23rd day of April, 1996, with an effective date of the 15th day of April, 1996.

"Company"                   LABORATORY SPECIALISTS OF AMERICA, INC.


                  By:___________________________________________________________
                       Larry E. Howell, President


"Simonelli"
                     ___________________________________________________________
                       John Simonelli